SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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Cincinnati Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 17, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will be held at 9:30 a.m. on Saturday, April 19, 2003, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting will include:

•	electing five directors for terms of three years and one director for a term of two years,

•	acting on a shareholder proposal, and

•	transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 20, 2003, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be represented by voting by Proxy. You can vote by telephone, over the Internet, or by signing, dating and mailing the enclosed Proxy. Please see your Proxy for specific instructions on how to vote.

Your telephone or Internet vote must be received by 1:00 p.m. Eastern Daylight Time on April 18, 2003, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/s/ Kenneth W. Stecher

Kenneth W. Stecher
Secretary

This Proxy Statement, Annual Report, Form 10-K and the accompanying Proxy are being mailed to Cincinnati Financial Corporation shareholders beginning March 17, 2003.

CINCINNATI FINANCIAL CORPORATION

ABOUT THE ANNUAL MEETING

What will I be voting on?

There are two proposals being brought before the shareholders:

     Election of nominees to serve on our board of directors, and

     A shareholder proposal

Any other business that properly comes before the 2003 Annual Meeting of Shareholders (“the Meeting”) also will be considered.

Who is entitled to vote?

Shareholders of record of Cincinnati Financial Corporation common stock at the close of business on February 20, 2003, may vote at the Meeting.

What are my voting rights?

On all matters that properly come before the Meeting, each shareholder has one vote per share of common stock owned of record at the close of business on February 20, 2003.

Who is soliciting my vote?

The board of directors of Cincinnati Financial Corporation is soliciting your vote at its 2003 Annual Meeting of Shareholders.

How many shares are entitled to vote at the Meeting?

As of the close of business on February 20, 2003, the record date for determining shareholders entitled to vote at the annual meeting, there were 161,075,902 shares of common stock outstanding.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 80,537,952 votes. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If you are a registered shareholder (that is, if you hold your Cincinnati Financial Corporation stock certificates directly in your name), you may vote by telephone, the Internet or mail.

To vote by telephone or the Internet: Please follow the instructions on the proxy. The deadline for voting by telephone or the Internet is 1:00 p.m. Eastern Daylight Time on April 18, 2003.

To vote by mail: Please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares using the method available through your broker.

Whether you vote by telephone, the Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1 on the proxy card). You may also specify whether you vote for, against or abstain on Proposal 2.

If you do not specify a choice and you sign and return the enclosed proxy, your shares will be voted FOR the election of all nominees for director listed under “Nominees for Election of Directors” on Page 3 and AGAINST the “Shareholder Proposal” on Page 16.

If you do not specify a choice and you use a ballot card supplied to you by your broker, the rules of the Nasdaq provide that the broker can vote your shares as they wish for the election of directors. On the Shareholder Proposal, Nasdaq rules provide that if you do not provide instructions to your broker on how to vote, your shares will not be treated as votes cast in determining the outcome of the proposal.

How will voting on any other business be conducted?

For any other matter that may properly come before the Meeting, your shares will be voted in the discretion of the holders of the proxy. As of February 20, 2003, we do not know of any other matter to be considered at the Meeting.

How are the votes counted?

Votes cast by Proxy will be tabulated prior to the meeting by the holders of the Proxies. Inspectors of election, appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will count the votes and announce the results at the meeting. The Proxy Committee reserves the right not to vote any Proxies which are altered in a manner not intended by the instructions contained in the Proxy.

Can I revoke or change my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised in either of two ways:

•	by notifying the secretary of Cincinnati Financial Corporation in writing;

•	by attending the Meeting and voting in person.

If you appoint a proxy, you may change it in any of three ways:

•	by delivering to the secretary of Cincinnati Financial Corporation a proxy dated with a later date; or

•	by submitting a later proxy by telephone; or

•	by submitting a later proxy over the Internet.

Who can attend the Meeting?

The meeting is open to all interested parties.

Can I listen to the Meeting if I cannot attend?

If you have access to the Internet, you can listen to a live Webcast of the Meeting. Instructions for listening to this Webcast will be available under “Events” of the Investors section of www.cinfin.com approximately two weeks before the Meeting. An audio replay of the Meeting will be available within two hours of the Meeting and until May 5, 2003.

PRINCIPAL SHAREHOLDERS

The following table lists the persons whom, to the best of the company’s knowledge, are “beneficial owners” (as defined in regulations of the SEC) of more than 5 percent of the outstanding shares of the company’s common stock at December 31, 2002.

	Shares Beneficially
Name and Address Of	Owned as of		Percent of
Beneficial Owner	December 31, 2002		Common Stock

John J. Schiff, Jr.	11,134,775	(1)(2)	6.89
Cincinnati Financial Corporation P.O. Box 145496 Cincinnati, Ohio 45250-5496

Robert C. Schiff	9,032,447		5.59
1 West Fourth Street Suite 1300 Cincinnati, Ohio 45202-3603

Thomas R. Schiff	8,419,914	(2)	5.21
John J. & Thomas R. Schiff & Co., Inc. P.O. Box 145496 Cincinnati, Ohio 45250-5496

(1)	Includes 320,000 shares which John J. Schiff, Jr. has the right to acquire within 60 days through exercise of stock options.

(2)	Includes 6,516,226 shares held in multiple accounts over which John J. Schiff, Jr. and Thomas R. Schiff share voting and investment authority.

NOMINEES FOR ELECTION OF DIRECTORS

The board of directors of the company is divided into three classes of five directors, and each year the directors in one class are elected to serve terms of three years. At its meeting on August 16, 2002, the board voted to expand the board to sixteen directors by increasing the class of directors whose terms end at the corporation’s annual meeting in 2003 to six directors. Gretchen W. Price was elected to fill the resulting vacancy. On November 15, 2002, James G. Miller, a director in the class whose terms expire in 2005, announced his retirement as a director and officer of the company to be effective January 2, 2003. The board of directors voted at its meeting on February 1, 2003, not to fill the vacancy resulting from Mr. Miller’s retirement.

The term of office of six of the remaining directors, including Ms. Price, will expire at the Annual Meeting. In order that each class contain five directors, William F. Bahl, James E. Benoski, Gretchen W. Price, John J. Schiff, Jr. and E. Anthony Woods have agreed to stand for re-election for terms of three years. In order to increase the class of directors whose terms expire in 2005, Kenneth C. Lichtendahl has agreed to stand for re-election for a term of two years.

It is intended that votes will be cast to elect all six nominees as directors to serve for the terms described above. In the event, however, that any nominee should refuse or be unable to accept the nomination, it is intended that the persons acting under the Proxies will vote for the election of such person or persons as the board of directors may recommend.

INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the corporation.

	Office and Principal	Shares		Percent	Director or
	Occupation during Past Five	Beneficially		of	Executive
	Years & Other Public	Owned As of		Common	Officer
Name (Age)	Company Directorships	February 20, 2003		Stock	Since

Nominees for Directors for Term Ending 2006

William F. Bahl (51)	Chairman of the Board, Bahl & Gaynor, Inc.; President, Bahl & Gaynor, Inc. (until 2002) (investment advisors); Director, The Hennegan Company and The Preferred Group of Funds	181,926	(9)	0.11	1995

James E. Benoski (64)	Chief Insurance Officer (since 1999) & Senior Vice President—Headquarters Claims, The Cincinnati Insurance Company, a subsidiary of the corporation	230,697	(6)	0.14	2000

Gretchen W. Price (48)	Vice President, Finance & Accounting, Global Market Development Organization, The Procter & Gamble Company	5,000		—	2002

John J. Schiff, Jr. (59)	Chairman of the Board & (since April 1999) President & Chief Exec. Officer, Cincinnati Financial Corporation and The Cincinnati Insurance Company; Chief Operating Officer, Cincinnati Financial Corporation and The Cincinnati Insurance Company 1998-1999; Director, Fifth Third Bancorp, Standard Register Company and CINergy Corporation (1)	11,116,532	(2)(3)(6)	6.90	1968

E. Anthony Woods (62)	Chairman of the Board and (until February 2003) President & Chief Executive Officer, Deaconess Associations, Inc. (health care)	7,000		—	1998

Nominee for Director for Term Ending 2005

Kenneth C. Lichtendahl (54)	President & Chief Executive Officer, Tradewinds Beverage Company, Inc.; President & Chief Executive Officer, Hudepohl-Schoenling Brewing Company, Inc. (until 1999); Director, Glenway Financial Corporation (until February 2002)	10,271		0.01	1988

Continuing Directors Whose Terms Expire 2005

W. Rodney McMullen (42)	Executive Vice President, Strategy, Planning & Finance (since 2000) & Chief Financial Officer (1995-2000), The Kroger Company	3,500		—	2000

Thomas R. Schiff (55)	Chairman of the Board, Chief Exec. Officer & Agent, John J. & Thomas R. Schiff & Co., Inc. (insurance agency)	8,419,914	(2)(3)	5.23	1975

Frank J. Schultheis (63)	President, Director & Agent, Schultheis Insurance Agency, Inc. (1)	12,711		0.01	1995

Larry R. Webb (47)	President, Director & Agent, Webb Insurance Agency, Inc.	282,929	(4)	0.18	1979

	Office and Principal	Shares		Percent	Director or
	Occupation during Past Five	Beneficially		of	Executive
	Years & Other Public	Owned As of		Common	Officer
Name (Age)	Company Directorships	February 20, 2003		Stock	Since

Continuing Directors Whose Terms Expire 2004

Michael Brown (67)	President & General Manager, Cincinnati Bengals, Inc. (professional football team)(1)	233,871		0.15	1980

John E. Field (70)	Chairman & Agent, Wallace & Turner, Inc. (insurance agency); Director, Western Ohio Financial Corporation (1)	181,938	(7)(8)	0.11	1995

Robert C. Schiff (79)	Chairman, Schiff, Kreidler-Shell, Inc. (insurance agency)	9,032,447	(5)	5.61	1968

John M. Shepherd (67)	Chairman & Chief Executive Officer, The Shepherd Chemical Company	3,000		—	2000

Alan R. Weiler (69)	Chairman & Agent, Archer-Meek-Weiler Agency, Inc. (insurance agency); Trustee, Glimcher Realty Trust and Commerce National Bank of Columbus (1)	39,713	(10)	0.02	1992

Non-Director Executive Officers

Dean W. Dicke (60)	Senior Vice President—Field Claims, The Cincinnati Insurance Company, a subsidiary of the corporation	90,022	(6)	0.06	2003

Craig W. Forrester (44)	Senior Vice President—Information Technology, The Cincinnati Insurance Company, a subsidiary of the corporation	58,547	(6)	0.04	2003

Thomas A. Joseph (47)	Senior Vice President—Commercial Lines, The Cincinnati Insurance Company, a subsidiary of the corporation	70,643	(6)	0.04	2003

Eric N. Mathews (47)	Vice President, Cincinnati Financial Corporation; Senior Vice President—Corporate Accounting & Treasurer, The Cincinnati Insurance Company, a subsidiary of the corporation	63,183	(6)	0.04	2001

Kenneth S. Miller (47)	Vice President, Cincinnati Financial Corporation; Senior Vice President—Investments, The Cincinnati Insurance Company, a subsidiary of the corporation	117,137	(6)	0.05	2000

Larry R. Plum (57)	President, The Cincinnati Casualty Company; Senior Vice President—Personal Lines, The Cincinnati Insurance Company, subsidiaries of the corporation	196,687	(6)	0.12	1988

David H. Popplewell (59)	President and Chief Operating Officer, The Cincinnati Life Insurance Company, a subsidiary of the corporation	91,719	(6)	0.06	1997

Jacob F. Scherer, Jr. (50)	Senior Vice President—Sales & Marketing, The Cincinnati Insurance Company, a subsidiary of the corporation	160,504	(6)	0.10	1995

Joan O. Shevchik (52)	Senior Vice President—Corporate Communications, The Cincinnati Insurance Company, a subsidiary of the corporation	35,606	(6)	0.02	2003

Kenneth W. Stecher (56)	Chief Financial Officer, Senior Vice President, Secretary & Treasurer, Cincinnati Financial Corporation; Chief Financial Officer, Senior Vice President and Secretary—Corporate Accounting; The Cincinnati Insurance Company, a subsidiary of the corporation	133,873	(6)	0.08	1999

	Office and Principal	Shares	Percent	Director or
	Occupation during Past Five	Beneficially	of	Executive
	Years & Other Public	Owned As of	Common	Officer
Name (Age)	Company Directorships	February 20, 2003	Stock	Since

Timothy L. Timmel (55)	Senior Vice President—Operations, The Cincinnati Insurance Company, a subsidiary of the corporation	183,539 (6)	0.12	1997

All Directors, Nominees and Executive Officers as a Group (26 Persons)		24,446,683	15.18

1)	Also a member of the Executive Committee of the corporation.

2)	Includes 89,912 shares owned of record by a trust, 2,423,411 shares owned of record by the John J. and Mary R. Schiff Foundation and 3,802,054 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.

3)	Includes 97,221 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power; and 103,628 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.

4)	Includes 168,941 shares owned of record by a limited partnership of which Larry R. Webb is a general partner.

5)	Includes 831,040 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff, who share voting and investment power, 6,292,363 shares owned of record by a trust, Robert C. Schiff trustee and 1,784,172 shares owned of record by a trust, Adele R. Schiff trustee.

6)	Includes shares available within 60 days from exercise of stock options in the amount of 115,475 shares for Mr. Benoski; 40,270 shares for Mr. Dicke; 35,064 shares for Mr. Forrester; 57,500 shares for Mr. Joseph; 44,000 shares for Mr. Mathews; 33,400 shares for Mr. Miller; 91,972 shares for Mr. Plum; 76,850 shares for Mr. Popplewell; 106,469 shares for Mr. Scherer, Jr.; 320,000 shares for Mr. J. Schiff, Jr.; 19,834 shares for Ms. Shevchik; 57,300 shares for Mr. Stecher; and 106,462 shares for Mr. Timmel.

7)	Includes 4,661 shares owned of record by Wallace & Turner, Inc., of which John E. Field is chairman.

8)	Includes 33,188 shares owned of record by a trust, the trustee of which is John E. Field, and 12,846 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field; and 130,938 shares owned of record by a limited partnership of which John E. Field is a general partner.

9)	Includes 800 shares owned of record by Bahl & Gaynor, Inc., of which William F. Bahl is chairman of the board and principal owner.

10)	Includes 6,722 shares owned of record by Archer-Meek-Weiler Agency, Inc., of which Alan R. Weiler is chairman and a principal owner.

Officers are elected at the annual meetings of the boards of directors of the company and its subsidiaries for terms of one year.

Each of the executive officers, each of the nominees and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff, Jr. and Thomas R. Schiff are brothers; both are nephews of Robert C. Schiff.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors of the company met five times and the executive committee of the board met five times during the previous fiscal year. In addition, the board of directors has standing audit, compensation and nominating committees.

The nominating committee was composed of Michael Brown, William F. Bahl and Alan R. Weiler, and the members of that committee met one time during the last year. The nominating committee recommends qualified candidates for election as officers and directors of the company and its subsidiary companies, including the slate of directors which the board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the nominating committee should write to the secretary of the company, giving the candidate’s name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The audit committee was composed of Kenneth C. Lichtendahl, William F. Bahl, John M. Shepherd and E. Anthony Woods. The members of that committee met five times during the last year. All members of the audit committee meet the independence standards of Rule 4200(a)(15) of the listing standards of the Nasdaq. The functions of the committee are set forth in the committee’s written charter, which was adopted by the board of directors in 1999. The report of the audit committee begins on Page 13.

The compensation committee is composed of William F. Bahl, Michael Brown and Kenneth C. Lichtendahl, and the members of that committee met two times during the last fiscal year. The function of the committee is to set compensation for the principal executive officers and the internal auditor of the company and to administer the company’s stock option and performance-based compensation plans. The report of the compensation committee begins on Page 12.

All directors attended at least 75 percent of the board and committee meetings they were required to attend.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and 10 percent shareholders of the company are required to report their beneficial ownership of the company’s stock according to Section 16 of the Exchange Act of 1934. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2002, all Section 16(a) filing requirements were satisfied on a timely basis, except for the following late filings: Larry Plum and Timothy Timmel, executive officers, and John J. Schiff, Jr., a director and executive officer of the company, are participants in the company’s non-qualified deferred compensation plan and elected to have deferred amounts invested as if actually invested in common stock of the company (phantom stock). In a Form 4 filed October 18, 2002, Mr. Plum reported the ownership of 1,633 shares of phantom stock of the company, which had been acquired on various dates. In a Form 4 filed October 18, 2002, Mr. Timmel reported the ownership of 3,295 shares of phantom stock of the company, which had been acquired on various dates. In a Form 4 filed October 18, 2002, Mr. Schiff reported the ownership of 6,484 shares of phantom stock of the company, which had been acquired on various dates. On October 22, 2002, Thomas R. Schiff and John J. Schiff, Jr., as co-trustees of a charitable lead trust, filed a Form 4 disclosing a gift of 68,535 shares of the company to a charitable foundation. The charitable gift was executed on October 15, 2002, and the Form 4 was filed five days late. On July 8, 2002, E. Anthony Woods, a director of the company, purchased 1,000 shares of the company’s common stock and did not file a Form 4 reflecting this purchase. A Form 5, which described the purchase, was filed on February 13, 2003.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the company were paid a fee of $4,500 per meeting for attendance at directors’ meetings and $1,500 per meeting for attendance at committee meetings of the board and the company’s subsidiaries, with fees for all meetings in any one day not to exceed $6,000. They also were reimbursed for actual travel expenses incurred in attending meetings.

Executive Compensation Summary

The following table summarizes the compensation of the company’s chief executive officer and the four most highly compensated executive officers for each of the company’s last three years.

Summary Compensation Table

		Annual		Long-Term
		Compensation (1)		Compensation

Name and				Options
Principal		Salary	Bonus	(# Awarded
Position	Year	($)	($)	Shares)

John J. Schiff, Jr.	2002	566,251	250,370	50,000

President & Chief Executive Officer	2001	559,792	-0-	50,000

The Cincinnati Insurance Company	2000	486,776	-0-	50,000

James E. Benoski	2002	324,893	195,620	50,000

Chief Insurance Officer & Senior Vice President	2001	305,004	135,376	50,000

The Cincinnati Insurance Company	2000	291,182	83,366	50,000

James G. Miller	2002	296,847	244,332	15,000

Senior Vice President & Chief Investment Officer (retired January 2003)	2001	283,956	212,517	15,000

The Cincinnati Insurance Company	2000	271,057	197,706	15,000

Kenneth W. Stecher	2002	297,912	121,853	15,000

Chief Financial Officer & Senior Vice President	2001	279,675	79,926	15,000

The Cincinnati Insurance Company	2000	258,837	74,366	15,000

Jacob F. Scherer, Jr.	2002	272,616	148,720	15,000

Senior Vice President	2001	260,777	129,376	15,000

The Cincinnati Insurance Company	2000	248,929	120,366	15,000

1)	Pursuant to SEC rules, the column “Other Annual Compensation” was omitted because, in all cases, the amounts were less than the minimum required to be reported (the lesser of $50,000 or 10 percent of total of salary and bonuses).

Stock Option Plans

The following table contains information concerning grants of options to purchase the company’s common stock, which were made to each of the named executive officers in 2002.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of Total			Stock Price
		Options			Appreciation for
	Options	Granted to	Exercise		Option Term (3)
	Granted	Employees	Price	Expiration
Name	(# Shares)(1)	in 2002	$/Sh. (2)	Date	5%($)	10%($)

John J. Schiff, Jr.	50,000	4.49%	38.55	01/28/12	1,212,194	3,071,939

James E. Benoski	50,000	4.49%	38.55	01/28/12	1,212,194	3,071,939

James G. Miller	15,000	1.35%	38.55	01/28/12	363,658	921,582

Jacob F. Scherer, Jr.	15,000	1.35%	38.55	01/28/12	363,658	921,582

Kenneth W. Stecher	15,000	1.35%	38.55	01/28/12	363,658	921,582

1)	Options were granted January 28, 2002. One third of each option becomes exercisable on the first anniversary of grant in 2003, an additional one third on the second anniversary in 2004 and the remainder on the third anniversary in 2005, so long as employment continues with the company or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

2)	The option exercise price is 100 percent of the Nasdaq’s closing price for the company’s stock on the day prior to date of grant.

3)	The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the company’s common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 2002 and the value of unexercised options at year-end for the company’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/02		12/31/02
	Acquired on	Value	Exercisable(E)/		Exercisable(E)/
	Exercise	Realized	Unexercisable(U)		Unexercisable(U)
Name	(# Shares)	($)	(# Shares)		($)

John J. Schiff, Jr.	30,000	669,900	E	270,000	E	783,715

			U	100,000	U	195,335

James E. Benoski	2,150	37,048	E	65,475	E	359,128

			U	100,000	U	195,335

James G. Miller	49,533	312,227	E	75,000	E	149,550

			U	-0-	U	-0-

Jacob F. Scherer, Jr.	4,962	150,646	E	93,115	E	850,812

			U	30,000	U	58,600

Kenneth W. Stecher	1,000	17,610	E	42,300	E	350,152

			U	30,000	U	58,600

Pension Plan

The following table sets forth the estimated annual benefits payable from the company’s qualified noncontributory pension plan (“the Qualified Plan”) under various assumptions as to the employee’s compensation level and years of service.

Qualified Pension Plan Table

Years of Service on December 31, 2002

Average
Annual Earnings	15	20	25	30	35	40

$200,000	$22,140	$31,980	$41,820	$51,660	$61,500	$71,340

150,000	20,250	29,250	38,250	47,250	56,250	65,250

100,000	13,838	19,988	26,138	32,288	38,438	44,588

75,000	12,150	17,550	22,950	28,350	33,750	39,150

50,000	10,463	15,113	19,763	24,413	29,063	33,713

All of the persons listed in the Summary Compensation Table are participants in the Qualified Plan. For purposes of computing retirement benefits under the corporation’s Qualified Plan for the individuals listed in the Summary Compensation Table, earnings for any given year are defined by the plan as the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 2002 qualifying under the Qualified Plan for each individual are $200,000. The years of service as of December 31, 2002, under the plan for those individuals are as follows: James E. Benoski, 31 years; James G. Miller, 36 years; Jacob F. Scherer, Jr., 19 years; John J. Schiff, Jr., 17 years; and Kenneth W. Stecher, 35 years.

The normal retirement pension is computed as a single life annuity. The annual payment is the greater of two calculated amounts. The first calculated amount is the sum of:

(a)  .0045 percent per year of the employee’s highest five-year average earnings for the first 15 years of service, plus

(b)  .0135 percent per year of the employee’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus

(c)  the sum of:

     (i)  .006 percent per year of the employee’s highest five-year average earnings for years 16 through 40, plus

     (ii)  .018 percent of the employee’s five-year average earnings up to $35,000 for years 16 through 40.

The second calculated amount is the sum of:

(a)  .009 percent per year of the employee’s highest five-year average earnings for the first 15 years of service, plus

(b)  .012 percent per year of the employee’s highest five-year average earnings for years 16 through 40.

Vesting is 100 percent after five years of service and there are no deductions for Social Security or other offset amounts.

Supplemental Retirement Plan

Effective January 1, 1989, the company adopted a nonqualified, noncontributory Supplemental Retirement Plan (the “Supplemental Plan”) for the benefit of 37 higher paid employees whose projected retirement pension was reduced as a result of the amendment to the company’s Qualified Plan. The Supplemental Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee’s highest five-year average annual earnings and years of service.

Supplemental Retirement Plan

Years of Service on December 31, 2002

Average
Annual Earnings	15	25	35	45

$750,000	$114,359	$187,222	$261,419	$345,269

650,000	95,559	155,972	217,669	289,019

550,000	76,809	124,722	173,919	232,769

450,000	58,059	93,472	130,169	176,519

350,000	39,309	62,222	86,419	120,269

250,000	20,559	30,972	42,669	64,019

150,000	3,159	2,272	2,669	12,119

This plan is integrated with Social Security and a normal retirement pension is the sum of .0075 percent of the employee’s highest five-year average annual earnings below the integration level plus .0125 percent of the employee’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee’s employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed using the above formula and the amount payable from the Qualified Plan.

Effective January 1, 2000, the company transferred the accrued benefit amount of each plan member to the Qualified Plan as an additional special benefit, which will be paid from the Qualified Plan. As of January 1, 2000, there were 12 employees entitled to a benefit from the Supplemental Plan. Any additional benefit amounts accrued from the Supplemental Plan after January 1, 2000, will be paid from the Supplemental Plan.

All persons listed in the Summary Compensation Table, except Jacob F. Scherer and Kenneth W. Stecher, participate in the plan. For purposes of determining benefits under the Supplemental Plan, annual earnings are defined as the base rate of salary in effect on the last day of the plan year. This differs from Salary under the Summary Compensation Table. The annual earnings for 2002 as defined in the Supplemental Plan and the years of service as of December 31, 2002, for those individuals are as follows: James E. Benoski, $339,830 and 31 years; James G. Miller, $310,496 and 36 years; and John J. Schiff, Jr., $643,760 and 17 years.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

The members of the company’s compensation committee for 2002 were William F. Bahl, Michael Brown, Kenneth C. Lichtendahl, and Lawrence H. Rogers II, a former director, served as an advisor to the committee.

During 2002, Michael Brown was the president and general manager and a principal shareholder of Cincinnati Bengals, Inc., a privately held company, and John J. Schiff, Jr., chairman, president and chief executive officer of the company and chairman of the company’s board of directors, was a director of Cincinnati Bengals, Inc. During the year, the company and its subsidiaries purchased football tickets and rented a luxury box from Cincinnati Bengals, Inc., all at established prices, and for payments totaling $82,945. During that same period, the Cincinnati Bengals, Inc., purchased property, casualty and liability insurance from the company’s insurance subsidiaries for premiums totaling $499,873. The premiums for the insurance were determined using underwriting guidelines which were substantially similar to those prevailing at the time for comparable insurance coverage provided to other policyholders.

John J. Schiff, Jr. was also a director and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the company’s insurance affiliates. Thomas R. Schiff, also a director of the company, was the chairman of the board and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc. During the year ended December 31, 2002, John J. & Thomas R. Schiff & Co., Inc. paid $96,958 in rent to Cincinnati Financial Corporation. The company purchased director and officer liability and fire and marine insurance from John J. & Thomas R. Schiff & Co., Inc. for a premium of $387,715. The company’s insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. total commissions of $3,629,263. Those commissions were paid at the same commission rates, pursuant to the same agent’s contract with the company’s insurance affiliates, as paid to other agents of those companies.

Compensation Committee Report on Executive Compensation

As the members of the compensation committee of the board, we are charged with the duty of determining the compensation of the company’s internal auditor and its principal executive officers. We also administer and grant options under the company’s stock option plans and administer the company’s Incentive Compensation Plan, including granting performance bonuses to senior management.

The goals of the committee are to:

•	Attract and retain top-quality executives

•	Provide compensation competitive with other similar companies

•	Reinforce the attainment of the company’s performance objectives

•	Align the interests of executives with those of the company’s shareholders

•	Encourage executives to acquire and retain the company’s stock

A portion of total compensation is paid in the form of an annual salary, in an amount that we feel is sufficient to be competitive with salaries paid by other property and casualty and multiline insurance companies that constitute the company’s most direct competitors for executive talent. Executive salaries are reviewed annually. In determining salary levels, we consider changes in general economic conditions, including inflation and changes in compensation paid by the company’s peers. We also seek input from the company’s chief executive officer in setting salaries for executives other than the chief executive officer.

The year 2002 salaries contained in the Summary Compensation Table were established in October of 2001. Available information at that time regarding compensation paid by the company’s peers was for the calendar year 2000. Due partly to his wishes that his salary not be increased for the last two years, the salary paid John J. Schiff, Jr., the company’s president and chief executive officer, during the year 2001 was approximately 60 percent of the average for 2000 chief executive officer salaries of the company’s peers. Because of this significant discrepancy, Mr. Schiff’s salary was increased 15 percent retroactive to January 1, 2001.

A second component of compensation is paid in the form of a bonus, which is influenced by the company’s performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the company’s property casualty insurance subsidiaries, but by a review of factors such as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that weather has on the financial indicators reviewed, we do not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The committee met in October of 2002 to determine year-end bonuses for executives, including Mr. Schiff, president and chief executive officer. We reviewed an analysis of the total salary and bonus paid to executives from 1996 through 2001. We also reviewed corporate performance for the first three quarters of 2002. In light of the excellent results for the three quarters, a $250,000 bonus was declared for Mr. Schiff.

The third component of compensation is awarded through the grant of stock options. We consider options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging ownership of the company’s shares, aligning the interests of executives with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to executives, we intend not only to reward them for services to the company but to provide incentive for individual option holders to remain in the employ of the company. Executives are reviewed for stock option grants each year. In determining the options to be granted, we review grants by the company’s peers with the objective of providing the opportunity for competitive long-term compensation.

In January 2002, Mr. Schiff received options for 50,000 shares of the company’s stock. The value of those grants, employing SEC evaluation procedures, was approximately 43 percent of the average value of grants made by the company’s competitors to their chief executive officers during 2000.

The Internal Revenue Service has limited the deductibility of compensation paid to the company’s chief executive officer and the four other most highly compensated executive officers to $1 million each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the grant of bonuses under the company’s Incentive Compensation Plan and the exercise of options under the company’s stock option plans qualifies as performance-based compensation under these requirements.

Submitted by the compensation committee
William F. Bahl, Michael Brown, and Kenneth C. Lichtendahl

AUDIT COMMITTEE

Audit Committee Report

The audit committee of the board of directors is composed of four independent directors of the board. The Audit Committee Charter provides that the general function of the committee is to review with the company’s independent accountant the nature and results of the company’s audit engagement; to review the scope and results of the company’s internal auditing procedures; to review the adequacy of the company’s system of internal accounting controls; and to recommend to the full board the retention of the company’s independent accountants.

We have reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2002.

We also discussed with the company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received the written disclosures and the letter from the company’s independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the independent auditors their independence from the company and its management.

Based on these reviews and discussions, we recommended to the board of directors of the company that the audited financial statements referred to above be included in the company’s Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the audit committee
Kenneth C. Lichtendahl, William F. Bahl, John M. Shepherd and E. Anthony Woods

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the company’s common stock compared with the Standard & Poor’s 500 Index and the Standard & Poor’s Super Composit Property-Casualty Index. The total return analysis in the graph depicts the change in value of a $100 investment on December 31, 1997, assuming the reinvestment of all dividends.

Total Return Analysis
CFC vs. Market Indices
December 31 Totals

	CINF	S&P	S15 Prop

1998	79.27	128.34	93.54

1999	69.06	155.14	69.09

2000	89.29	141.13	105.77

2001	88.00	124.40	96.19

2002	88.67	97.08	85.95

OTHER TRANSACTIONS

The companies’ other transactions primarily consist of business transactions involving the purchase of insurance by directors and their companies and the sale of insurance by property casualty insurance agencies. The premiums for insurance purchased were determined using underwriting guidelines which were substantially similar to those prevailing at the time for comparable insurance coverage provided to other policyholders. For sales of insurance, the agencies noted below are paid at the same commission rates and have the same agent’s contract with the company’s insurance affiliates as other agents of those companies in similar geographic areas. Each of the agencies has employees and solicitors who are not directors or executive officers of the company’s insurance affiliates. Participation in the Premium Incentive Loan Program is offered as a production incentive and automobile finance leases are made in the ordinary course of business to credit-worthy agencies of the company’s insurance affiliates. The loans and leases to the following agencies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and leases to other agencies.

William F. Bahl is a director of Cincinnati Financial Corporation and chairman of the board and a principal owner of Bahl & Gaynor, Inc. During 2002, Mr. Bahl and Bahl & Gaynor, Inc. purchased property, casualty and life insurance from the company’s insurance affiliates for premiums totaling $81,268.

John E. Field is a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and a principal owner and Chairman of Wallace & Turner, Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. During the year ending December 31, 2002, the company’s insurance affiliates paid Wallace & Turner, Inc., commissions of $1,266,331. Wallace & Turner, Inc. also participated in the Premium Incentive Loan Program made available to agents of the company’s insurance affiliates. During that period, Wallace & Turner, Inc. had a secured loan from CFC Investment Company, one of the company’s affiliated companies, in the principal amount of $124,854 at 8.75 percent interest. At December 31, 2002, the principal balance of the loan had been reduced to $12,078.

John J. Schiff, Jr. is chairman of the board, president, chief executive officer and a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and chief executive officer and a director of The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and CFC Investment Company. Thomas R. Schiff is a director of the Company, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff are principal owners and Thomas R. Schiff is Chairman of the board and a director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. During the year ended December 31, 2002, John J. & Thomas R. Schiff & Co., Inc. paid $96,958 in rent to the company. The company purchased director and officer liability insurance from John J. & Thomas R. Schiff & Co., Inc. for a premium of $387,715. The company’s insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. commissions of $3,629,263.

Robert C. Schiff is a founder and director of Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is chairman and a minority owner of Schiff, Kreidler-Shell, Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. During the year ending December 31, 2002, the company’s insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $4,971,263.

Frank J. Schultheis is a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company. Mr. Schultheis is a principal owner and president of Schultheis Insurance Agency, Inc., and a principal owner and secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the company’s insurance affiliates. During the year ended December 31, 2002, the company’s insurance affiliates paid those agencies a total of $3,858,972 in commissions. In December of 2002, Schultheis Insurance Agency, Inc., paid The Cincinnati Insurance Company $182,769 to settle a claim by The Cincinnati Insurance Company resulting from acts of an agency employee. An arms-length settlement was achieved through negotiations between the parties and their legal counsel.

John M. Shepherd is a director of Cincinnati Financial Corporation and is the chairman, chief executive officer and a principal owner of The Shepherd Chemical Company and the secretary and a principal owner of The Shepherd Color Company. During the year ended December 31, 2002, The Shepherd Chemical Company and The Shepherd Color Company purchased property, casualty insurance from the company’s insurance affiliates for premiums totaling $452,219.

Larry R. Webb is a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and is President and a principal owner of Webb Insurance Agency, Inc., an insurance agency that represents a number of insurance companies including the company’s insurance affiliates. During the year ended December 31, 2002, the company’s insurance affiliates paid Webb Insurance Agency, Inc., commissions of $870,826. During 2002, Webb Insurance Agency, Inc., also participated in the Premium Incentive Loan program and had a secured loan from CFC Investment Company in the principal amount of $250,000 at 9.25 percent. The balance at December 31, 2002 was $201,523.

Alan R. Weiler is a director of Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and is chairman and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency that represents a number of insurance companies, including the company’s insurance affiliates. During the year ended December 31, 2002, the company’s insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $3,051,183.

INDEPENDENT PUBLIC ACCOUNTANTS

As has been the company’s practice, independent auditors for the current year will not be selected by the board of directors prior to the Annual Meeting of Shareholders.

Representatives from Deloitte & Touche LLP, which served as the company’s independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the company’s annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in the company’s Quarterly Reports on Form 10-Q for that fiscal year were $765,000 (included in this amount are fees for statutory audits for insurance regulatory purposes that are not billed separately).

Financial Information Systems Design and Implementation Fees

No fees were billed for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed by Deloitte & Touche LLP, for services rendered to the company for the fiscal year ended December 31, 2002, other than the services described above for the fiscal year ended December 31, 2002, were $1,562,360, including audit-related services of approximately $685,814 and non-audit services of $876,546. Audit-related services generally include fees for benefit plan audits, AIMR, actuarial certifications and information system reviews. Fees for non-audit services include $441,218 billed by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the Firm.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

SHAREHOLDER PROPOSAL

Central Laborers’ Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, Illinois, 62651, owning 1,000 shares of common stock of the company, has given notice that it intends to present the following proposal for action at the Annual Meeting:

Option Expensing Proposal

Resolved, that the shareholders of Cincinnati Financial (“Company”) hereby request that the company’s board of directors establish a policy of expensing in the company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings . . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free . . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earning statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

STATEMENT OF THE BOARD OF DIRECTORS RECOMMENDING A VOTE
AGAINST THE SHAREHOLDER PROPOSAL OF THE CENTRAL LABORERS’
PENSION, WELFARE & ANNUITY FUNDS

Your board of directors urges a vote against this proposal. The company is amenable to changing the way we account for stock options, but we believe it is in the best interest of the company and its shareholders to make those changes in accordance with the schedule dictated by the Financial Accounting Standards Board (FASB) and not by way of this proposal.

We recognize that shareholders are interested in the impact of stock option expense on our net income. Since 1996, following FASB accounting standards and using the conservative Black-Scholes methodology, the company has clearly disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. Over the three years that ended December 31, 2002, the estimated impact on annual earnings per share has averaged 6 cents, or 5.6 percent of total net income.

The board of directors recommends a vote against this proposal because no specific methodology has yet been chosen by FASB to value the cost of options. We believe investors should be provided accurate financial information derived from a consistent methodology for determining all income and expense. Without that consistency, investors are unable to perform any meaningful comparative analysis.

The FASB recently amended its requirements regarding accounting for stock-based compensation, providing for more prominent and user-friendly disclosures in the Notes to the Financial Statements and for new disclosures in quarterly financial statements in addition to the disclosures already required in annual financial statements. The company is now implementing these changes.

These amended FASB requirements, however, neither adopt a uniform recognition and measurement provision nor address the need for consistent valuations in the financial statements across the universe of all reporting companies. Further, the FASB indicated that it would now consider additional changes to its rules–to be effected in the near future–governing accounting for stock options. It also announced plans to compare its guidelines regarding share-based compensation with those of the International Accounting Standards Board. As you can see, the changes in accounting for stock options are still in progress.

Amending our policy now, in response to this proposal, will not provide shareholders with additional information or alleviate concerns regarding the comparability of results among reporting companies. On the contrary, adopting this proposal before FASB’s planned rule changes could make future compliance more confusing to those who read our financial statements.

The board of directors asks that you vote against the shareholder proposal submitted by The Central Laborers’ Pension, Welfare & Annuity Funds.

Adoption of this shareholders’ proposal requires a majority of the votes cast at the meeting to be voted FOR the proposal. Proxies will be voted AGAINST the proposal unless the Proxy Committee is instructed otherwise on a proxy returned to the committee. Broker non-votes will not be counted either for or against the proposal.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder who wishes a proposal to be considered for presentation at the 2004 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 2003.

COST OF SOLICITATION

The cost of soliciting Proxies will be borne by the company. The company requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the Proxy material to beneficial owners of shares or to request authority for the execution of Proxies; and the company has agreed to reimburse reasonable out-of-pocket expenses incurred. In addition to solicitations by mail, regular employees of the company may, without extra remuneration, solicit Proxies personally or by telephone.

OTHER BUSINESS

Management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.

/s/ Kenneth W. Stecher

Kenneth W. Stecher
Secretary

March 17, 2003

CINCINNATI FINANCIAL CORPORATION

Mailing Address:     P.O. BOX 145496
CINCINNATI, OHIO 45250-5496
(513) 870-2639

You are now able to cast your vote by using a touch-tone telephone or by using the Internet.
Instructions for voting are on the reverse side. Your Control Number for voting is noted above.

PROXY

CINCINNATI FINANCIAL CORPORATION
This Proxy Is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints John J. Schiff, Jr., Kenneth W. Stecher, and James E. Benoski, or any one of them, with power of substitution, as proxies, and hereby authorizes them to represent and to vote as designated below, all shares of Cincinnati Financial Corporation held of record on February 20, 2003, at the Annual Meeting of Shareholders to be held on April 19, 2003, or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is given, this Proxy will be voted FOR all nominees listed and AGAINST the proposal submitted by The Central Laborers’ Pension, Welfare & Annuity Funds.

1.	ELECTION OF DIRECTORS:	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

For terms of three years: (01) William F. Bahl, (02) James E. Benoski, (03) Gretchen W. Price, (04) John J. Schiff, Jr., and (05) E. Anthony Woods; and for a term of two years: (06) Kenneth C. Lichtendahl.

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

2.     Regarding the shareholder proposal submitted by The Central Laborers’ Pension, Welfare & Annuity Funds:

      ☐ For the proposal      ☐ Against the proposal      ☐ Abstain

3.     At their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

Signature	Signature if held jointly	DATED	,2003

(Please sign exactly as your name appears above. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)

•	Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.

CINCINNATI FINANCIAL CORPORATION
Mailing Address:     P.O. BOX 145496
CINCINNATI, OHIO 45250-5496
(513) 870-2639

Vote by Telephone
Have the Proxy available when you call the toll-free number 1 (800) 542-1160 using a touch-tone phone. You will be prompted to enter your Control Number found on the reverse side, and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet
Have the Proxy available when you access the Web site http://www.votefast.com. You will be prompted to enter your Control Number, and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Mail
Please mark, sign and date this Proxy on the reverse side and return it in the postage-paid envelope provided or return it to Cincinnati Financial Corporation, Shareholder Services, P.O. Box 145496, Cincinnati, OH 45250-5496.

Vote by Telephone Call toll-free using a touch-tone phone 1 (800) 542-1160	Vote by Internet Access the Web site and cast your vote http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Do not return the Proxy if you are voting by Internet or telephone.

Your telephone and Internet vote must be received by 1 p.m. EDT on April 18, 2003, to be counted in the final tabulation.

Your Control Number is printed on the reverse side.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned the Proxy on the reverse side.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications, annual reports, proxy statements and interim communications over the Internet at http://www.cinfin.com under “Investors.” To automatically receive Cincinnati Financial Corporation e-mail alerts when new items are posted to the site, select the “E-Mail Alerts” tab and choose the information categories from the list that interest you, enter your e-mail address and click on the Subscribe button. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company.